CONCENTRA OPERATING CORPORATION

Unaudited Quarterly Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Operating Activities:
Net income (loss)	$(5,909)	$5,377	$(8,133)	$(9,742)	$2,956	$677	$(7,178)	$(8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	6,528	7,589	8,527	9,873	10,310	10,368	11,366	10,913
Amortization of intangibles	3,677	3,813	3,828	4,428	932	931	853	1,060
(Gain) loss on change in fair value of hedging arrangements	6,726	(3,646)	13,473	(2,951)	(5,190)	6,374	7,712	(1,307)
Write-off of fixed assets	4	21	—	82	13	70	176	(124)
Charges for acquisition of affiliate	—	—	—	5,519	—	—	—	—
Unusual charges (gains)	—	—	—	546	—	—	—	(1,200)
Changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable, net	(3,119)	(7,200)	3,090	9,015	4,814	(3,033)	1,161	10,176
Prepaid expenses and other assets	(657)	1,226	(1,923)	2,562	(207)	(5,806)	(22,424)	25,260
Accounts payable and accrued expenses	(8,435)	14,254	(4,415)	23,139	(20,391)	5,162	25,528	(15,913)

Net cash provided by (used in) operating activities	(1,185)	21,434	14,447	42,471	(6,763)	14,743	17,194	28,857

Investing Activities:
Purchases of property, equipment and other assets	(7,724)	(12,576)	(10,316)	(15,221)	(9,592)	(7,506)	(10,029)	(7,947)
Acquisitions, net of cash acquired	(15,006)	(2,038)	(1,162)	(88,968)	(1,800)	(1,010)	981	103
Proceeds from the licensing of internally-developed software	—	684	(94)	513	515	—	—	—

Net cash provided by investing activities	(22,730)	(13,930)	(11,572)	(103,676)	(10,877)	(8,516)	(9,048)	(7,844)

Financing Activities:
Proceeds from the issuance of common stock to parent	—	—	—	—	—	53,274	(304)	(15)
Contribution from the issuance of common stock by parent	272	4	—	49,470	162	—	193	25,015
Proceeds from the issuance of short-term and long-term debt	—	—	—	—	1,500	1,000	950	510
Payment of deferred financing costs	—	—	—	—	—	(1,135)	—	(2,186)
Borrowings (payments) under revolving credit facilities, net	17,000	(17,000)	—	6,000	15,500	(21,500)	6,000	(6,000)
Repayments of short term and long-term debt	(1,081)	(1,030)	(1,000)	(2,026)	(133)	(1,057)	(49,499)	(29,926)
Contribution from primary shareholder	—	8,715	2,763	1,387	—	—	—	—
Contribution from minority interest	—	3,285	1,237	613	—	—	—	—
Other	—	—	—	—	(8)	(35)	—	—

Net cash provided by (used in) financing activities	16,191	(6,026)	3,000	55,444	17,021	30,547	(42,660)	(12,602)

Net Increase (Decrease) in Cash	(7,724)	1,478	5,875	(5,761)	(619)	36,774	(34,514)	8,411
Cash and Cash Equivalents, beginning of period	15,082	7,358	8,836	14,711	8,950	8,331	45,105	10,591

Cash and Cash Equivalents, end of period	$7,358	$8,836	$14,711	$8,950	$8,331	$45,105	$10,591	$19,002

Due to the acquisitions of Em3 Corporation and OccMed Systems, Inc. (the “Acquired Companies”), the Company’s financial statements prior to December 1, 2002, have been restated to reflect the consolidation of the Acquired Companies’ financial statements in accordance with accounting for reorganizations under common control. See the text of this Form 8-K for further information.